Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated February 11, 2020  (the “Effective Date”), is entered into by and between NeuroBo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Richard J. Kang (the “Executive”). This Agreement shall be given retroactive effect to January 1, 2020.

WHEREAS, the Company desires to enter into this Agreement with the Executive pursuant to which the Company will employ the Executive on the terms set forth in this Agreement, and the Executive is willing to serve the Company and its Affiliates for the period and upon such other terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.         Term; Effectiveness.  The Executive’s employment under this Agreement shall commence on the Effective Date and is subject to termination in accordance with this Section 1 and Section 4 of this Agreement. The Executive acknowledges that his employment is “at-will.” The period of time from the Effective Date through the termination of this Agreement and the Executive’s employment hereunder pursuant to its terms is hereafter referred to as the “Employment Term.”

2.         Title and Performance.  During the Employment Term, the Executive shall serve as the Chief Executive Officer and President of the Company, reporting to the Company’s Board of Directors (the “Board”). During the Employment Term, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and its Affiliates consistent with the Executive’s position as Chief Executive Officer and President and as may be designated from time to time by the Company’s Board consistent with such positions. During the Employment Term, the Executive shall, except as otherwise provided in the remainder of this Section 2, devote his full business time and his reasonable best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Employment Term, except as may be expressly approved in advance by the Board in writing. Notwithstanding these restrictions, the Company agrees that it shall not be a violation of this paragraph for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and/or (c) manage personal investments, so long as in the case of (a), (b) and (c) above such activities do not materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement or the interests of the Company and its Affiliates; provided,  that in the case of (a), the Executive must disclose such activities in advance in writing to the Board.

3.         Compensation.  As compensation for all services performed by the Executive under and during the Employment Term and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates pursuant to this  Agreement or otherwise:

(a)        Base Salary. During the Employment Term, the Company shall pay the

Executive a base salary at the rate of $300,000 per annum, payable in accordance with its normal payroll practices for its executives and subject to increase from time to time by the Company in its sole discretion. The Board (which for the purposes of this Section 3 and any other matters related to compensation, may act directly or through the Board’s compensation committee) will review the Executive’s base salary in December of each calendar year. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”

(b)        Annual Bonus Compensation. During the Employment Term, subject to the terms and conditions of this Agreement, for each Company fiscal year (whether full or partial) during the term hereof, starting with the 2020 fiscal year, the Executive shall have the opportunity to earn an annual bonus. Bonus criteria shall be based upon key performance indicators determined by the Board or the Board’s compensation committee (the “KPI”), which shall be revised each year on or before the start of the each fiscal year. The Executive’s target annual bonus for each fiscal year shall be fifty percent (50%) of his Base Salary in effect as of the beginning of such fiscal year (the “Annual Bonus”). Any Annual Bonus earned pursuant to this Section 3(b) in respect of a given fiscal year shall be paid to the Executive in the following fiscal year at such time and in such manner that annual bonuses are paid to other executives of the Company, but in no event later than March 15th following the subject fiscal year. In addition, the payment of any Annual Bonus earned shall, except as otherwise set forth in this Agreement, vest and be considered earned only if Executive continues to remain actively employed with the Company, in good standing, through (and the Executive not having delivered a notice of termination without Good Reason prior to) the payment date. The Executive’s  active employment through the payment date shall be considered a condition precedent to earning and receiving any Annual Bonus.

(c)        Stock Options. The Executive shall be eligible, at the conclusion of each fiscal year, to receive a grant of an option to purchase the Company’s stock, subject to the Company’s customary documentation regarding such grants, in such quantity (as to the number of shares) and subject to Executive’s performance review as measured against the KPI.

(d)        Paid Time Off; Paid Sick Time. During the Employment Term, the Executive shall be entitled to paid time off in accordance with the Company’s paid time off policy as in effect from time to time, to be taken at such times and intervals as the Executive shall determine, subject to the reasonable business needs of the Company. During the Employment Term, the Executive shall be entitled to paid sick time in accordance with the Company’s paid sick time policy as in effect from time to time.

(e)        Other Benefits. During the Employment Term, the Executive shall be entitled to participate in the employee benefit plans that the Company makes available to other similarly situated executive officers. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Company or any administrative or other committee to the extent provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(f)        Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder in accordance with the applicable Company policies from time to time.

(g)        Directors and Officers Liability Insurance. The Company shall maintain directors and officer liability insurance from a reputable carrier with commercially reasonable limits at all times during the Employment Term, and thereafter through the expiration of all applicable statutes of limitation for the protection of Executive.

4.         Termination of Employment.  The Employment Term and the Executive’s employment hereunder shall terminate under the following circumstances and the Executive shall be entitled to the following:

(a)        Termination Benefits. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall receive: (i) any earned or accrued, but unpaid, Base Salary and paid time off through the Executive’s last day of employment; (ii) any unreimbursed business expenses incurred through the Executive’s last day of employment in accordance with Company policy; and (iii) any vested benefits due to the Executive under any applicable Company plan, program or policy (collectively, the “Termination Benefits”). The payments described in clause 4(a)(i) and (ii) shall be paid within thirty (30) days after the Executive’s termination or such other date as required by law. The payments and benefits referred to in clause 4(a)(iii) shall be paid in accordance with such plan.

(b)        Death. In the event of the Executive’s death during the Employment Term, the Company shall pay and provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate the Termination Benefits and any earned, but unpaid, annual bonus in respect of the fiscal year which ended immediately prior to the fiscal year in which such termination occurred.

(c)        Disability. The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his material duties and responsibilities hereunder for (x) ninety (90) consecutive calendar days or (y) one hundred and twenty (120) total days during any period of three hundred and sixty-five (365) consecutive calendar days. The Company may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Upon termination of the Executive’s employment pursuant to this Section 4(c), the Company shall pay and provide the Executive with the Termination Benefits (including without limitation any benefits under an applicable long-term disability plan, program or policy) and any earned, but unpaid, annual bonus in respect of the fiscal year which ended immediately prior to the fiscal year in which such termination occurred.

(d)        By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The occurrence of any one or more of the following events shall constitute Cause for termination:

(i)         Fraud, embezzlement, theft, or any misappropriation, in each case involving any material amount of money or other assets or property of the Company or any of its Affiliates by the Executive, or dishonesty involving the business of the Company or its Affiliates by the Executive;

(ii)        Willful failure to perform, or gross negligence in the performance of, the Executive’s material duties and responsibilities to the Company and its Affiliates which remains uncured ten (10) business days after written notice of such failure is given to the Executive by the Company, specifying in reasonable detail the nature of such failure or gross negligence;

(iii)      The Executive’s material breach of any of the terms of this Agreement which breach, if curable, remains uncured ten (10) business days after written notice of such material breach is given to the Executive by the Company, specifying in reasonable detail the nature of such material breach;

(iv)       Indictment of, or plea of nolo contendere by, the Executive to a felony or other crime, in each case involving moral turpitude;

(v)        The Executive’s material breach of his fiduciary duties as an employee, officer, trustee, or director of the Company or any of its Affiliates;

(vi)       The Executive’s willful refusal or failure to carry out a lawful written directive of the Company, which failure or refusal does not cease within ten (10) days after written notice of such failure is given to the Executive by the Company; or

(vii)      The Executive’s willful misconduct which has a materially adverse effect upon the business, interests or reputation of the Company or any of its Affiliates.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall pay or provide the Executive with only the Termination Benefits.

(e)        By the Company without Cause or by the Executive for Good Reason. The Company may terminate the Executive’s employment hereunder without Cause, and the Executive may terminate his employment with the Company for Good Reason, at any time. Good Reason means any of the following: (i) a diminution in the Executive’s Base Salary or Annual Bonus opportunity; (ii) a material diminution in Executive’s authority, duties, reporting relationship or responsibilities with the Company as provided for hereunder, or (iii) the Company’s breach of any agreement with Executive which is material. Notwithstanding the foregoing, the Executive will not be deemed to have terminated his employment for Good Reason unless (x) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within thirty (30) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (y) the Company fails to cure such acts or omissions within ten (10) days following its receipt of such notice, and (z) the effective date of the Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the cure period. In the event of either such termination, the Company shall pay and provide the Executive, subject to Sections 5(a) and 13(b) hereof, with the following payments and benefits (collectively, the “Severance Benefits”):

(i)         The Executive will be entitled to his Base Salary, at the rate in effect on the date of termination (to exclude any Base Salary reduction that was not the subject of mutual agreement), for a period of four (4) months following termination (the “Severance Period”), which shall be paid in substantially equal installments consistent with the Company’s payroll practices.

(ii)        During the period commencing on the Executive’s date of termination and ending on the date that is the twelve month anniversary of the Executive’s date of termination (the “COBRA Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code (as defined below) and the regulations thereunder, the Company shall continue to provide the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the date of the Executive’s termination (subject to any increase or decrease in such costs to the Executive during the COBRA period that apply to others on such plan), provided,  however, that (x) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(iii)      The Executive will be entitled to receive his Annual Bonus for the present fiscal year, prorated through his last day of employment and payable within  sixty (60) days of his last day of employment.

(iv)       The vesting of all of Executive’s stock options shall be accelerated, such that all such options shall be deemed fully vested as of the last day of Executive’s employment.

The Executive expressly acknowledges that any severance payments under this Section 4(e) are in lieu of any other payments or benefits that the Executive may otherwise be eligible to receive under any plan, policy or program of the Company or its Affiliates providing for severance, separation pay or salary continuation payments or benefits.

(f)        By the Executive for any Reason Other than for Good Reason. The Executive may terminate his employment hereunder for any reason other than for Good Reason at any time upon thirty (30) days’ advance written notice to the Board. Upon such termination of employment, the Company shall only pay and provide the Executive with the Termination Benefits.

5.         Effect  of  Termination.     The  provisions  of  this  Section  5  shall  apply   to  a termination pursuant to Section 4 or otherwise.

(a)        A condition precedent to the Company’s obligations to pay or provide the Severance Benefits shall be the Executive’s execution and delivery within fifty-five (55) days following his termination of employment of a timely and effective and irrevocable release of claims in favor of the Company and its Affiliates in a form attached hereto as Exhibit A prepared by the Company (such condition, the “Release Condition”). If the Executive fails to execute and deliver such release of claims within such fifty-five (55) day period, or if he revokes such release of claims as provided therein, he shall not receive the Severance Benefits or any other payment to which he is not otherwise entitled except as provided under this Agreement. Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 13(b) below) provided that the Release Condition is satisfied.

(b)        Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to fully accomplish the purposes of such provision, including without limitation the obligations of the Executive under Sections 6, 7 and 8 hereof, and the obligations of the Company under Sections 4 . The obligation of the Company to pay or provide the Severance Benefits shall survive any termination and is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 6, 7 and 8 hereof.

6.         Confidential Information.

(a)        The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates), or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after the Executive’s employment terminates, regardless of the reason for such termination.

(b)        All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof    (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Company or its designee may specify, all Documents then in the Executive’s possession or control. Nothing herein shall require Executive to return any personal payroll, benefits, stock option or tax information specific to Executive’s employment with the Company, or any contract or agreement between Executive and the Company.

(c)        The Executive hereby agrees that, with respect to Executive’s employment with or provision of services to any other Person during any period which the Executive remains subject to any of the covenants set forth in Sections 6, 7 and 8 hereof, the Company may provide such potential employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Executive; provided,  however, that with respect to the covenants set forth in Section 8, the Company shall only be permitted to provide such notice (and simultaneous delivery to the Executive) during the Severance Period.

7.         Assignment of Rights to Intellectual Property.  The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights, software or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that the Executive creates shall be considered “work made for hire.”

8.         Restricted Activities.  In exchange for good and valuable consideration hereunder, including Executive’s initial and continued employment hereunder, the Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a)        While the Executive is employed by the Company or any of its Affiliates and (if the Executive is eligible to receive the Severance Benefits and the Company is not in default with respect thereto) for a period ending on the last day of the Severance Period, the Executive shall not, directly or indirectly, engage in any Competitive Activity that involves a Competing Business anywhere in the United States or any place else in the world. Restricted activity  includes accepting employment with or a consulting position with any Person who, at any time within thirty-six (36) months prior to termination of the Executive’s employment has been a customer of the Company or any of their Affiliates. Notwithstanding the foregoing, nothing herein shall prohibit Executive from passive ownership of not more than two percent (2%) of the equity of a Competing Business.

(b)        The Executive further agrees that while the Executive is employed by the Company and during the twelve (12) month period following his last day of employment, the Executive will not, directly or indirectly, hire or attempt to (i) hire any Person who is (or within the six (6) months prior to such date has been) an employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, excluding general solicitations not specifically directed at any such persons (provided that the Executive is not directly involved in such solicitations in any way), or (ii) solicit or encourage any Person who is (or within the thirty- six (36) months prior to such date has been) a customer or vendor of the Company or any of its Affiliates to terminate its relationship with them, or, in the case of a customer, conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.

(c)        During the Employment Term and at all times thereafter, the Executive further agrees that he shall not, whether in writing or orally, malign, denigrate or disparage the Company, its respective subsidiaries or Affiliates, their respective predecessors and successors, or any of their respective current or former products, directors, officers, employees, shareholders, partners, members, customers, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned in an unfavorable light.

9.         Enforcement of Covenants.  The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6, 7 and 8 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by these restraints. In particular, the Executive acknowledges and agrees the Executive has performed services throughout the United States. Further, the Executive acknowledges and agrees that the Company and the Executive will perform services throughout the United States and in various foreign countries. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 6, 7 and 8 hereof, the damages to the Company and their Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 6, 7 and 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10.       Conflicting Agreements.  The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use  on behalf of the Company and its Affiliates any proprietary information of a third party without  such party’s consent.

11.       Definitions.  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)        “Affiliates” means all Persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b)        “Competing Business” means any business, company or entity, or division within, or subsidiary of, any business, company or entity, which is engaged in the business in which the Company is engaged or in which the Company has actively planned to engage immediately prior to the termination of the Executive’s employment with the Company.

(c)        “Competitive Activity” means competing against the Company by performing the same or substantially similar work as the Executive performed on behalf of Company at any time during the last thirty-six (36) months of employment or engagement with the Company, and/or in any capacity in which he would use, reference or disclose Confidential Information, within the United States of America for an entity that is engaged in: (x) clinical- stage biopharmaceutical development programs aimed at impacting a range of indications in neurodegenerative disease; or (y) the business engaged in by the Company as of the Executive’s last day of employment or engagement with the Company.

(d)        “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known at such time by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, not publicly known, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i)  the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the existence and nature of those relationships. Confidential Information also includes comparable information that the Company or any of its Affiliates has received belonging to others or which was received by the Company or any of its Affiliates with any understanding that it would not be disclosed.

(e)        “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of his employment that relate to either a Competing Business, the Products or any prospective activity of the Company or any of its Affiliates.

(f)        “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(g)        “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

12.       Withholding.  All payments made by the Company under this Agreement may be reduced by any tax or other amounts required or permitted to be withheld by the Company under applicable law or regulation.

13.       Section 409A of the Code.

(a)        For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A.

(b)        Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of the Executive’s “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) the Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s separation from service or, if earlier, the Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)        Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to the Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d)        Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in- kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

14.       Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other or by will or the laws of descent and distribution; provided,  however, that the Company may assign its rights and obligations under this Agreement, without the consent of the Executive, (a) to any of the Company’s Affiliates or (b) in the event that the Company or any of its Affiliates shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

15.       Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The Parties also expressly agree that to the minimal extent necessary to render the provisions of Sections 6 and 8 of this Agreement enforceable, a court may reform the restrictions, including without limitation their geographic and temporal scopes, or blue-pencil, that is, strike-through, any severable provisions, sentences, terms, or other portion of this Agreement.

16.       Waiver; Amendment.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only  by  a  formal  written  instrument  signed  by  the  Executive  and  an  expressly  authorized representative of the Company (i.e., and not, for avoidance of doubt, by an email or series of emails).

17.       Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or three (3) days after deposited in the United States mail, postage prepaid, registered or certified, in each case addressed to the Executive at his last known address on the books of the Company or addressed to the Company at its principal place of business, attention Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

18.       Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company and the Executive acknowledges and agrees that any such prior communications, agreements and understandings shall be null and void and of no further effect as of the Effective Date without any liability to the Company or its Affiliates.

19.       Headings; No Construction Against Drafter.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. No provision of this Agreement or related document will be construed  against  or interpreted  to  the disadvantage of any party hereto  by any court  or  other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

20.       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

21.       Governing Law.  It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Maryland.

22.       Proceedings and Dispute Resolution. Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement, the Executive’s employment with the Company or any termination of such employment (collectively, “Proceedings” and, individually, a “Proceeding”) shall be maintained in either the courts of the State of Maryland or the federal District Courts sitting in Montgomery County, Maryland (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear, determine or settle any Proceeding and any Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceeding in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

NEUROBO PHARMACEUTICALS, INC.

By:	/s/ Nayeon Kim
Name:	Nayeon Kim
Title:	Chair, Board of Directors

EXECUTIVE

/s/ Richard J. Kang
Richard J. Kang

Exhibit A

Release Condition

(see attached)

EXHIBIT A

[Place on Company Letterhead]

VIA HAND DELIVERY

[Insert Date]

Richard J. Kang

[Insert Address]

Dear Dr. Kang:

As we discussed, your employment with NeuroBo Pharmaceuticals, Inc. (the “Company”) will end effective [Insert Separation Date] (the “Separation Date”). As we also discussed, you will be eligible to receive the Severance Benefits described in Section 4(e) of your Employment Agreement with the Company dated           (the “Employment Agreement”) if you sign and return this letter agreement to me by [Insert Return Date ] and do not revoke your agreement (as described below). By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it (the “Revocation Period”) by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the Severance Benefits is expressly conditioned on your entering into this letter agreement, the Termination Benefits described in Section 4(a) of the Employment Agreement will apply regardless of whether or not you timely enter into this letter agreement.

Release of Claims. In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you, on behalf of yourself, your heirs, executors, administrators, agents, servants, representatives, successors and assigns (collectively “Executive Parties”), separately and collectively, hereby release and forever discharge the Company and its past, present and future directors, managers, officers, employees, agents, principals, servants, attorneys, successors, predecessors, and/or assigns and/or any subsidiary, parent or affiliated corporation, partnership or other entity, and their respective legal representatives and insurers (collectively “Company Parties”), separately and collectively, of and from any and all debts, demands, actions, causes of action, suits, equities, costs, attorneys fees, accounts, covenants, contracts, agreements, obligations, damages, liabilities and claims of every name and nature both in law or in equity which the Executive Parties, separately or collectively, now have or have ever had from the beginning of this world to the date of your execution of this letter agreement, against the Company Parties, whether or not now known, suspected or claimed, which relate to or arise out of any subject, matter or thing, including but not limited to (a) your employment with the Company or the conclusion thereof (including any claim for retaliation), (b) any common law claims, including but not limited to, actions in tort, defamation, breach of contract, breach of the covenant of  good faith and fair dealing, violation of public policy and/or infliction of emotional distress, (c) 42 U.S.C. §1981; 42 U.S.C. § 2000e, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, all Civil Rights Acts (including but not limited to Title VII of the Civil Rights Act of 1964), the Employee Retirement Income Security Act of 1974, the Older Workers' Benefit Protection Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Immigration Reform Control Act, the Immigration and Nationality

Act, the Fair Credit Reporting Act, the Small Necessities Leave Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, and any applicable state or local discrimination or human rights law, including all amendments thereto; and violations of any other federal, state or municipal fair employment statutes or laws, including without limitation, violations of any other law, rule, regulation or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to your employment with the Company or the termination thereof; and/or (d) any federal, state or local statute, regulation, executive order, ordinance, or common law cause of action not expressly referenced herein. You sign this release with the full knowledge that this release covers all possible claims against the Company Parties through the date of your execution of this letter agreement, to the fullest extent permitted by law, and that in the event any charge or claim is permitted by law, you expressly waive your right to recover any relief and/or damages as a result of such charge or claim. You affirmatively state that you have not assigned any matter released hereby to any person or entity, and you have the full and complete authority to settle all such matters. Notwithstanding anything to the contrary contained herein, this release does not include and will not preclude: (a) any claims for unemployment or workers compensation benefits; (b) any vested interests in retirement plans, employee benefit plans, stock option or similar plans; or (c) any claim for indemnification, contribution, defense or coverage, from or through the Company or its insurers, under the Company’s (or it’s affiliates’) charter or By-laws, under applicable law, or under the Company’s (or its affiliates’) insurance policies (such coverage to be maintained until the expiration of all applicable statutes of limitation), with respect to prior actions or inactions relating in any way to your duties as an employee or officer of the Company.

You understand and agree that by entering into this letter agreement, (i) you waive and release any rights and claims you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers Benefit Protection Act, (ii) you have received consideration beyond that to which you were previously entitled; (iii) you have been given not less than twenty-one (21) days to consider this letter agreement, which, if you choose to sign this document before the 21-day period expires, you hereby waive (you further agree that no change to this letter agreement, whether material or immaterial, will re-start the running of said 21-day review period); (iv) for a period ofseven (7) days following your execution of this letter agreement, you may revoke it and your release as to such rights (to revoke, you must provide the Company a written statement of revocation that is received by the Company within said seven-day period); this letter agreement shall not become effective or enforceable as to the release of such rights until this seven-day revocation period has expired; and the Company has no obligation to provide the Severance Benefits until the seven-day revocation period has expired; (v) you have been advised to consult with an attorney (at your own expense) before signing this letter agreement, have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel, and you have in fact so consulted an attorney (or alternatively waive any right to do so regarding the terms of this letter agreement); and (vi) this waiver of rights under the ADEA does not extend to any rights or claims arising after the date that you sign this letter agreement. Nothing in this letter agreement prevents or precludes you from seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

This letter agreement shall be interpreted and construed by the laws of the State of Maryland, without regard to conflict of laws provisions. You and the Company hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of Maryland, or if appropriate, a federal court located in the State of Maryland (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the Severance Benefits and the settlement of claims against the Company.

If you have any questions about the matters covered in this letter agreement, please contact me.

Very truly yours,

By:
[Insert Name]
[Insert Title]

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement, and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

Richard J. Kang	Date